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Exhibit 23.2

CONSENT OF CBIZ VALUATION GROUP, INC.

        As independent valuation consultants, CBIZ Valuation Group, Inc. hereby consents to the use of the name CBIZ Valuation Group, Inc. and references to CBIZ Valuation Group, Inc. and to references to our report entitled "Statement of Financial Accounting Standards 142 Analysis" prepared for Warren Resources, Inc., or information contained therein, for disclosure to the Securities and Exchange Commission in the annual report on Form 10-K of Warren Resources, Inc. for the filing dated on or about March 5, 2004.

/s/ CBIZ Valuation Group, Inc. CBIZ VALUATION GROUP, INC.

March 4, 2004
Dallas, Texas

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CONSENT OF CBIZ VALUATION GROUP, INC.